                                                                    EXHIBIT 99.1


PRESS RELEASE                               CONTACT:  Jay L. Essa (781) 821-4152

        Geerlings & Wade Announces Second Amendment to Merger Agreement

CANTON, Mass., January 26, 2000/ -- Geerlings & Wade, Inc. (NASDAQ: GEER) announced that it and Liquid Holdings Inc., a privately held corporation formed by Ronald S. Haft, have agreed to a second amendment to the Agreement and Plan of Merger between the companies which, among other things, grants Liquid Holdings a time extension to obtain additional financing for the merger.
The Agreement and Plan of Merger, entered into by the parties on September 27, 1999 and first amended on December 23, 1999, provides for a cash merger in which the shares of common stock of Geerlings & Wade outstanding immediately prior to the merger will be converted into the right to receive $10 per share in cash and all outstanding options will be settled at the same price per share less the option exercise price.

On December 23, 1999, Geerlings & Wade and Liquid Holdings Inc. agreed to the first amendment to the Agreement and Plan of Merger between the companies that gave Liquid Holdings until January 29, 2000 to obtain equity financing commitments reasonably acceptable to Geerlings & Wade to replace a financing commitment terminated in early December of 1999. Under the first amendment, both parties individually were given the right to terminate the merger agreement if the replacement financing commitments were not obtained by January 28, 2000.

A potential investor has informed the board of directors of Geerlings & Wade that one of its affiliates is in discussions with Liquid Holdings regarding possible participation in the financing of the transaction, but that they need additional time to conduct due diligence and to prepare any documentation in connection with their possible participation. This second amendment gives Liquid Holdings an extension until February 21, 2000 to obtain equity financing commitments in a form and from sources (including such potential investor) acceptable to Geerlings & Wade, Inc.

As in the first amendment, Liquid Holdings has again agreed to use commercially reasonable efforts to obtain new financing commitments and has stated that, apart from obtaining the financing and the required regulatory approvals, it has no actual knowledge of anything that would permit it to terminate the agreement at the present time. Under the terms of the second amendment, if financing commitments reasonably acceptable to Geerlings & Wade (including a commitment from the identified potential financing source to act as lead investor) are not obtained by February 21, 2000, the merger agreement will automatically terminate on February 22, 2000. If the financing commitments are obtained by February 21, 2000, the parties will have until March 21, 2000, or, under certain circumstances, April 21, 2000, to complete the transaction.

Although a potential financing source has indicated an interest in providing financing for the transaction, any such financing is subject to completion of diligence review and negotiation and preparation of definitive documentation with respect to such financing. Accordingly, there is no assurance that financing for the transaction will be arranged.

The closing for the transaction remains subject to a number of other conditions, such as obtaining approval of the transaction from various state and local alcoholic beverage licensing authorities. Subject to certain requirements, Liquid Holdings may defer Geerlings & Wade's right to terminate the merger agreement until April 21, 2000 to gain required regulatory approvals, as provided for in the second amendment. The transaction is expected to close in the first quarter of 2000, subject to the satisfaction of closing conditions.

About Geerlings & Wade

Geerlings & Wade, Inc. founded in 1986, is America's leading direct marketer of fine wine and wine accessories with retail locations in 15 states, home and office delivery to 29 states, and a devoted following of more than 145,000 regular customers and wine club members. The Canton, Mass.-based company has developed a unique, streamlined purchasing system that allows it to source wines directly from the world's greatest wineries. Geerlings & Wade has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers can contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at www.geerwade.com.

                                      -2-